Exhibit 99.1

Media	Investors
Stephen Hagey	Christopher Oltmann
(805) 530-5817	(818) 224-7028

PennyMac Mortgage Investment Trust Reports

Third Quarter 2018 Results

Westlake Village, CA, November 1, 2018 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income attributable to common shareholders of $40.3 million, or $0.62 per common share on a diluted basis for the third quarter of 2018, on net investment income of $108.5 million. PMT previously announced a cash dividend for the third quarter of 2018 of $0.47 per common share of beneficial interest, which was declared on September 25, 2018, and paid on October 30, 2018.

Third Quarter 2018 Highlights

Financial results:

•	Net income attributable to common shareholders of $40.3 million, up from $30.2 million in the prior quarter
•	Diluted earnings per common share of $0.62, up 31 percent from the prior quarter
•	Book value per common share of $20.48 at September 30, 2018, up from $20.27 at June 30, 2018
•	Annualized return on average common equity of 13 percent, up from 10 percent for the prior quarter[1]

[1]

  Annualized return on average common equity is calculated based on annualized quarterly net income attributable to common shareholders as a percentage of monthly average common equity during the period.

Investment and operating highlights:

•	Continued investment in GSE credit risk transfer (CRT) and mortgage servicing rights (MSRs) resulting from PMT’s mortgage acquisitions
o	Correspondent production from nonaffiliates related to conventional conforming loans totaled $7.5 billion in unpaid principal balance (UPB), up 39 percent from the prior quarter
o	Loan acquisitions from PennyMac Financial Services, Inc. (NYSE: PFSI) totaled $0.9 billion in UPB, up 41 percent from the prior quarter
o	Loans eligible for CRT investments totaled $6.8 billion, resulting in a firm commitment to purchase $237 million of CRT securities
o	New MSR investments totaled $96 million

Notable activity after quarter end:

•	Entered into four agreements to sell approximately $300 million in UPB of performing and nonperforming loans from the distressed portfolio [2]

“Our results this quarter reflect strong performance in our Credit Sensitive and Interest Rate Sensitive Strategies, and improved results from Correspondent Production,” said President and CEO David Spector.  “The seasonal purchase market and our unique execution capabilities drove quarter-over-quarter volume increases in our Correspondent Production channel, with purchase mortgages representing 87 percent of our production, and accelerated growth in our organic investment strategies of CRT and MSRs.  Those factors, combined with a continued strong credit environment, provided solid returns across each of our business segments.  While third quarter results were adversely impacted by losses on the distressed loan portfolio, after quarter end we agreed to sell over $300 million in UPB of distressed loans, which should diminish their impact on earnings going forward.  Overall, we are very pleased with this quarter’s results and the ability of PMT’s unique investment strategies to deliver attractive returns in the future.”

[2]

These transactions are subject to continuing due diligence and customary closing conditions. There can be no assurance regarding the size of these transactions or that these transactions will be completed at all.

The following table presents the contributions of PMT’s segments, consisting of Correspondent Production, Credit Sensitive Strategies, Interest Rate Sensitive Strategies and Corporate:

	Quarter ended September 30, 2018
	Correspondent production	Credit Sensitive strategies	Interest rate sensitive strategies	Corporate	Total
	(in thousands)
Net investment income:
Net gain (loss) on investments
Mortgage loans at fair value	$-	$(3,051)	$-	$-	$(3,051)
Mortgage loans held by variable interest entity net of asset-backed secured financing	-	-	(114)	-	(114)
Mortgage-backed securities	-	(137)	(18,893)	-	(19,030)
CRT Agreements	-	29,481	-	-	29,481
Hedging derivatives	-	-	691	-	691
Excess servicing spread investments	-	-	1,706	-	1,706
	-	26,293	(16,610)	-	9,683
Net gain on mortgage loans acquired for sale	12,496	12,314	-	-	24,810
Net mortgage loan servicing fees	-	5	44,389	-	44,394
Net interest income (expense)
Interest income	22,465	8,675	30,573	611	62,324
Interest expense	(12,708)	(8,792)	(25,109)	-	(46,609)
	9,757	(117)	5,464	611	15,715
Other income	12,442	1,457	-	-	13,899
	34,695	39,952	33,243	611	108,501
Expenses:
Mortgage loan fulfillment and servicing fees payable to PennyMac Financial Services, Inc.	26,256	1,271	8,800	-	36,327
Management fees payable to PennyMac Financial Services, Inc.	-	-	-	6,482	6,482
Other	2,485	5,619	344	5,582	14,030
	28,741	6,890	9,144	12,064	56,839
Pretax income (loss)	$5,954	$33,062	$24,099	$(11,453)	$51,662

Credit Sensitive Strategies Segment

The Credit Sensitive Strategies segment primarily includes results from CRT, distressed mortgage loans and non-Agency subordinated bonds. Pretax income for the segment was $33.1 million on revenues of $40.0 million, compared to pretax income of $32.7 million on revenues of $37.4 million in the prior quarter.

Net gain on investments was $26.3 million, a decrease of 23 percent from the prior quarter.

Net gain on CRT investments was $29.5 million, compared to $38.5 million in the prior quarter driven by a reduced earnings contribution from market-driven value changes, partially offset by the growth in CRT investments.

PMT’s distressed mortgage loan portfolio generated realized and unrealized losses totaling $3.1 million, compared to $4.7 million of losses in the prior quarter.

The schedule below summarizes the (losses) gains on distressed mortgage loans:

	Quarter ended
	September 30, 2018	June 30, 2018	September 30, 2017
	(in thousands)
Valuation changes:
Performing loans	$885	$(4,437)	$8,638
Nonperforming loans	(2,026)	(409)	(5,841)
	(1,141)	(4,846)	2,797
Gain on payoffs	107	561	224
(Loss) gain on sale	(2,017)	(416)	256
	$(3,051)	$(4,701)	$3,277

Fair value gains on performing loans in the distressed portfolio were $0.9 million while fair value losses on nonperforming loans were $2.0 million. Performing loans benefitted from improved reperformance during the quarter. Nonperforming loan losses resulted from the adverse valuation impact of higher projected costs of liquidation and protecting PMT’s lien interest (e.g., taxes, insurance, maintenance and legal fees). The nonperforming loan portfolio also incurred losses on sales of deeply delinquent loans.

The Credit Sensitive Strategies segment includes net gain on mortgage loans acquired for sale of $12.3 million, up from $4.4 million in the prior quarter, which represents the recognition of the fair value of firm commitments to acquire CRT securities under the new REMIC structure. The quarter-over-quarter increase was driven by three months of loan deliveries into the new structure this quarter, compared to one month in the prior quarter.

Net interest expense for the segment totaled $0.1 million, compared to $0.7 million in the prior quarter.  Interest income totaled $8.7 million, a 1 percent decrease from the prior quarter, driven by a decrease in interest income from deposits securing CRT agreements, partially offset by an increase in capitalized interest from higher loan modification activity.  Interest expense totaled $8.8 million, down 7 percent from the prior quarter, driven by lower financing costs related to the ongoing reduction of the distressed loan portfolio and real estate acquired upon settlement of loans (REO).

Other investment income was $1.5 million, compared to a loss of $0.4 million in the prior quarter driven by improved results from REO due to the ongoing distressed portfolio reductions.  At quarter end, PMT’s inventory of REO properties totaled $95.6 million, down from $109.3 million at June 30, 2018.

Segment expenses were $6.9 million, a 46 percent increase from the prior quarter driven by higher professional services expense and activity fees paid to PFSI related to the settlement of a bulk distressed loan sale.

Interest Rate Sensitive Strategies Segment

The Interest Rate Sensitive Strategies segment includes results from investments in MSRs, excess servicing spread (ESS), Agency mortgage-backed securities (MBS), and non-Agency senior MBS and interest rate hedges. Pretax income for the segment was $24.1 million on revenues of $33.2 million, compared to pretax income of $16.4 million on revenues of $24.4 million in the prior quarter. The segment includes investments that typically have offsetting exposures to changes in interest rates. For example, in a period with increasing interest rates, MSRs and ESS typically gain in value whereas Agency MBS typically decline in value.

The results in the Interest Rate Sensitive Strategies segment consist of net gains and losses on investments, net interest income and net loan servicing fees, as well as associated expenses.

Net loss on investments for the segment totaled $16.6 million, primarily consisting of $18.9 million of losses on MBS, partially offset by $1.7 million in gains on ESS and $0.7 million in gains on hedging derivatives.

Net interest income for the segment was $5.5 million compared to $5.3 million in the prior quarter.  Interest income totaled $30.6 million, a 20 percent increase from the prior quarter, primarily driven by growth in the MBS portfolio and placement fees on custodial deposits.  Interest expense totaled $25.1 million, a 25 percent increase from the prior quarter primarily driven by higher interest rates and increased financing costs driven by the growth in investments.

Net mortgage loan servicing fees were $44.4 million, up from $27.6 million in the prior quarter. Net mortgage loan servicing fees included $49.9 million in servicing fees and $3.1 million in ancillary and other fees, reduced by $30.1 million in realization of MSR cashflows. Net mortgage loan servicing fees also included a $33.1 million increase in the value of MSRs, $12.1 million of related hedging losses and $0.6 million of MSR recapture income. PMT’s hedging activities are intended to manage the Company’s net exposure across all interest rate-sensitive strategies, which include MSRs, ESS and MBS.

The following schedule details net mortgage loan servicing fees:

	Quarter ended
	September 30, 2018	June 30, 2018	September 30, 2017
	(in thousands)
From non-affiliates:
Servicing fees (1)	$49,864	$48,667	$42,237
Ancillary and other fees	3,111	1,859	2,043
Effect of MSRs:
Carried at fair value—change in fair value
Realization of cashflows	(30,053)	(27,997)	(2,628)
Other	33,127	16,083	(1,349)
	3,074	(11,914)	(3,977)
Loss on sale	(123)	-	-
Carried at lower of amortized cost or fair value:
Amortization	-	-	(21,634)
Additions to impairment valuation allowance	-	-	(1,702)
Gains (losses) on hedging derivatives	(12,093)	(11,438)	4,576
	(9,142)	(23,352)	(22,737)
	43,833	27,174	21,543
From PFSI-MSR recpature income	561	412	333
Net mortgage loan servicing fees	$44,394	$27,586	$21,876

Before January 1, 2018, PMT carried the majority of its MSRs at the lower of amortized cost or fair value.  Beginning January 1, 2018 and prospectively, the Company accounts for all MSRs at fair value.

MSR valuation gains were primarily driven by higher mortgage rates, resulting in expectations for lower prepayment activity in the future.  ESS valuation gains also benefitted from higher mortgage rates and include recapture income of $0.5 million from PFSI for prepayment activity during the quarter.  When prepayment of a loan underlying PMT’s ESS results from refinancing by PFSI, PMT generally benefits from recapture income.

Segment expenses were $9.1 million, a 15 percent increase from the prior quarter, primarily driven by higher servicing expenses on a growing MSR portfolio.

Correspondent Production Segment

PMT acquires newly originated mortgage loans from correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and ongoing investments in MSRs and CRT related to a portion of its production.  PMT’s Correspondent Production segment generated pretax income of $6.0 million, up from $4.5 million in the prior quarter.

Through its correspondent production activities, PMT acquired $16.5 billion in UPB of loans and issued interest rate lock commitments totaling $17.7 billion in the third quarter, compared to $15.0 billion and $16.2 billion, respectively, in the prior quarter.  Of the correspondent acquisitions, conventional conforming acquisitions from nonaffiliates totaled $7.5 billion and government-insured or guaranteed acquisitions totaled $9.0 billion, compared to $5.4 billion and $9.5 billion, respectively, in the prior quarter.

Segment revenues were $34.7 million, a 66 percent increase from the prior quarter. Segment revenues included a net gain on mortgage loans of $12.5 million, other income of $12.4 million, which primarily consists of volume-based origination fees, and net interest income of $9.8 million. Net gain on mortgage loans acquired for sale in the quarter increased 165 percent from the prior quarter, driven by PMT’s unique execution capabilities and improved market conditions during the quarter.  Net interest income increased 34 percent from the prior quarter, primarily driven by volume growth and the recognition of incentives, which the Company is currently entitled to receive under one of its master repurchase agreements to finance mortgage loans that satisfy certain consumer relief characteristics.  These incentives totaled $5.0 million, a 43 percent increase form the prior quarter.  The master repurchase agreement is subject to a rolling six-month term through August 2019, unless terminated earlier at the option of the lender.

Segment expenses were $28.7 million, up 75 percent from the prior quarter, resulting from an $11.7 million increase in fulfillment fee expenses driven by the increase in conventional correspondent production volume and a higher weighted average fulfillment fee rate. The weighted average fulfillment fee rate in the third quarter was 35 basis points, up from 27 basis points in the prior quarter, reflecting lower discretionary reductions by PFSI to facilitate successful loan acquisitions by PMT.

Corporate Segment

The Corporate segment includes interest income from cash and short-term investments, management fees, and corporate expenses.

Segment revenues were $611,000, up from $349,000 in the prior quarter.

Management fees were $6.5 million, up 13 percent from the prior quarter primarily driven by $683,000 of incentive fees in the third quarter based on PMT’s performance.

Other segment expenses were $5.6 million, down from $5.9 million in the prior quarter.

Taxes

PMT recorded income tax expense of $5.1 million compared to $5.9 million of expense in the prior quarter.

***

“PMT’s unique investment strategies and capabilities to organically create attractive investments sourced from its loan production business are delivering strong returns,” said Executive Chairman Stanford L. Kurland.  “Our correspondent business has delivered profitable volume growth this year, driving increased capital deployment into attractive CRT and MSR investments.  Our new REMIC structure for CRT investments allows a greater percentage of loans to be eligible for CRT, further accelerating growth of this opportunity.  Looking forward, we see tremendous opportunity in the mortgage market as we focus on product expansion in the prime non-Agency and HELOC markets to continue driving investment opportunities beyond CRT and MSRs while leveraging our mortgage market expertise and risk management capabilities.”

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.pennymac-REIT.com beginning at 1:30 p.m. (Pacific Daylight Time) on Thursday, November 1, 2018.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PMT is externally managed by PNMAC Capital Management, LLC, a controlled subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI).  Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to:  changes in our investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject us to additional risks; volatility in our industry, the debt or equity markets, the general economy or the real estate finance and real estate markets specifically; events or circumstances which undermine confidence in the financial markets or otherwise have a broad impact on financial markets; changes in general business, economic, market, employment and political conditions, or in consumer confidence and spending habits from those expected; declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy our investment objectives; the inherent difficulty in winning bids to acquire mortgage loans, and our success in doing so; the concentration of credit risks to which we are exposed; the degree and nature of our competition; the availability, terms and deployment of short-term and long-term capital; the adequacy of our cash reserves and working capital; our ability to maintain the desired relationship between our financing and the interest rates and maturities of our assets; the timing and amount of cash flows, if any, from our investments; unanticipated increases or volatility in financing and other costs, including a rise in interest rates; the performance, financial condition and liquidity of borrowers; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of our customers and counterparties; changes in the number of investor repurchases or indemnifications and our ability to obtain indemnification or demand repurchase from our correspondent sellers; increased rates of delinquency, default and/or decreased recovery rates on our investments; increased prepayments of the mortgages and other loans underlying our mortgage-backed securities or relating to our mortgage servicing rights, excess servicing spread and other investments; our exposure to market risk and declines in credit quality and credit spreads; the degree to which our hedging strategies may or may not protect us from interest rate volatility; the effect of the accuracy of or changes in the estimates we make about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon our financial condition and results of operations; changes in regulations or the occurrence of other events that impact the business, operation or prospects of government sponsored enterprises; changes in government support of homeownership; changes in governmental regulations, accounting treatment, tax rates and similar matters; our ability to mitigate cybersecurity risks and cyber incidents; our exposure to risks of loss with real estate investments resulting from adverse weather conditions and man-made or natural disasters;  our ability to satisfy complex rules in order to qualify as a REIT for U.S. federal income tax purposes; our ability to make distributions to our shareholders in the future; and our organizational structure and certain requirements in our charter documents.  You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2018	June 30, 2018	September 30, 2017
	(in thousands except share information)
ASSETS
Cash	$88,929	$63,035	$99,515
Short-term investments	26,736	39,484	5,646
Mortgage-backed securities at fair value	2,126,507	1,698,322	1,036,669
Mortgage loans acquired for sale at fair value	1,949,432	1,790,518	1,270,340
Mortgage loans at fair value	633,168	749,445	1,347,943
Excess servicing spread purchased from PennyMac Financial Services, Inc.	223,275	229,470	248,763
Firm commitment to purchase credit risk transfer security at fair value	18,749	4,426	-
Derivative assets	143,577	133,239	67,288
Real estate acquired in settlement of loans	95,605	109,271	185,034
Real estate held for investment	45,971	46,431	42,546
Mortgage servicing rights	1,109,741	1,010,507	790,335
Servicing advances	48,056	53,340	61,826
Deposits securing credit risk transfer agreements	662,624	651,204	545,694
Due from PennyMac Financial Services, Inc.	2,351	4,010	4,725
Other assets	92,857	94,147	78,719
Total assets	$7,267,578	$6,676,849	$5,785,043
LIABILITIES
Assets sold under agreements to repurchase	$4,394,500	$3,780,204	$3,203,386
Mortgage loan participation and sale agreements	31,578	87,751	43,988
Notes payable	445,318	445,062	80,106
Asset-backed financing of a variable interest entity at fair value	278,113	287,719	318,404
Exchangeable senior notes	248,053	247,759	246,906
Assets sold to PennyMac Financial Services, Inc. under agreement to repurchase	133,128	138,582	148,072
Interest-only security payable at fair value	8,821	7,652	6,386
Derivative liabilities	11,880	3,446	4,900
Accounts payable and accrued liabilities	70,362	58,612	76,127
Due to PennyMac Financial Services, Inc.	27,467	19,661	16,008
Income taxes payable	52,382	47,289	20,148
Liability for losses under representations and warranties	7,413	7,625	10,047
Total liabilities	5,709,015	5,131,362	4,174,478
SHAREHOLDERS' EQUITY
Preferred shares of beneficial interest	299,707	299,707	299,707
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 60,951,444, 60,950,754, and 65,875,618 common shares, respectively	610	610	659
Additional paid-in capital	1,284,537	1,282,971	1,362,319
Accumulated deficit	(26,291)	(37,801)	(52,120)
Total shareholders' equity	1,558,563	1,545,487	1,610,565
Total liabilities and shareholders' equity	$7,267,578	$6,676,849	$5,785,043

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter ended
	September 30, 2018	June 30, 2018	September 30, 2017
	(in thousands, except per share amounts)
Net investment income
Net mortgage loan servicing fees
From nonaffiliates	$43,833	$27,174	$21,543
From PennyMac Financial Services, Inc.	561	412	333
	44,394	27,586	21,876
Net gain on mortgage loans acquired for sale
From nonaffiliates	22,121	6,251	14,692
From PennyMac Financial Services, Inc.	2,689	2,891	3,275
	24,810	9,142	17,967
Mortgage loan origination fees	12,424	8,850	11,744
Net gain (loss) on investments:
From nonaffiliates	7,977	23,989	17,499
From PennyMac Financial Services, Inc.	1,706	1,520	(3,665)
	9,683	25,509	13,834
Interest income:
From nonaffiliates	58,584	48,434	47,579
From PennyMac Financial Services, Inc.	3,740	3,910	3,998
	62,324	52,344	51,577
Interest expense:
To nonaffiliates	44,797	38,167	38,161
To PennyMac Financial Services, Inc.	1,812	1,898	2,116
	46,609	40,065	40,277
Net interest income	15,715	12,279	11,300
Results of real estate acquired in settlement of loans	(310)	(2,297)	(3,143)
Other	1,785	1,922	2,226
Net investment income	108,501	82,991	75,804
Expenses
Earned by PennyMac Financial Services, Inc.:
Mortgage loan fulfillment fees	26,256	14,559	23,507
Mortgage loan servicing fees (1)	10,071	9,431	11,402
Management fees	6,482	5,728	6,038
Mortgage loan collection and liquidation	2,747	1,923	864
Professional services	2,616	1,757	1,331
Compensation	1,924	2,220	1,067
Real estate held for investment	1,713	1,301	1,898
Mortgage loan origination	2,136	1,572	2,230
Other	2,894	2,214	3,301
Total expenses	56,839	40,705	51,638
Income before provision for income taxes	51,662	42,286	24,166
Provision for income taxes	5,100	5,861	4,771
Net income	46,562	36,425	19,395
Dividends on preferred shares	6,235	6,234	6,125
Net income attributable to common shareholders	$40,327	$30,191	$13,270
Earnings per common share
Basic	$0.66	$0.49	$0.20
Diluted	$0.62	$0.47	$0.20
Weighted-average common shares outstanding
Basic	60,950	60,903	66,636
Diluted	69,417	69,370	66,636
Dividends declared per common share	$0.47	$0.47	$0.47

1 Mortgage loan servicing fees expense includes both special servicing for PMT’s distressed portfolio and subservicing for its mortgage servicing rights